Exhibit 99.3

DORCHESTER MINERALS, L.P.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On September 30, 2024, (the “Closing Date”), Dorchester Minerals, L.P., a Delaware limited partnership (the “Partnership”), completed the previously announced acquisition of mineral, royalty and overriding royalty interests in producing and non-producing oil and natural gas properties (the “Acquisition”), pursuant to the Contribution and Exchange Agreement (the “Contribution and Exchange Agreement”) entered into on September 12, 2024, with West Texas Minerals LLC, a Delaware limited liability company, Carrollton Mineral Partners, LP, a Texas limited partnership (“CMP”), Carrollton Mineral Partners Fund II, LP, a Texas limited partnership, Carrollton Mineral Partners III, LP, a Texas limited partnership, Carrollton Mineral Partners III-B, LP, a Texas limited partnership, Carrollton Mineral Partners IV, LP, a Texas limited partnership, CMP Permian, LP, a Texas limited partnership, CMP Glasscock, LP, a Texas limited partnership, and Carrollton Royalty, LP, a Texas limited partnership (collectively, the “Contributors”), the terms and conditions of which provided for the Contributors to contribute certain interests in oil and natural gas properties, rights and related assets (the “Properties”) to the Partnership in exchange for 6,721,144 common units representing limited partnership interests in the Partnership (“Common Units”), subject to adjustment pursuant to a customary title defect process. The Properties consist of mineral, royalty and overriding royalty interests in producing and non-producing oil and natural gas properties representing approximately 14,225 net mineral acres located in 14 counties across New Mexico and Texas. The Contribution and Exchange Agreement includes customary representations, warranties, covenants and indemnities of the Partnership and the Contributors and also provided for the Contributors to pay the Partnership at closing an amount of cash equal to the aggregate amount of cash receipts from or attributed to the Properties that were received by the Contributors during the period beginning July 1, 2024 and ending September 30, 2024 (“Contributed Cash”).

The following unaudited pro forma condensed combined financial statements present the Partnership’s unaudited proforma balance sheet as of June 30, 2024, unaudited pro forma statement of operations for the year ended December 31, 2023, and the unaudited pro forma statement of operations for the six months ended June 30, 2024. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023 and for the six months ended June 30, 2024 are presented as if the Acquisition was completed as of January 1, 2023. The unaudited pro forma Condensed Combined Balance Sheet as of June 30, 2024 gives effect to the Acquisition as if it was completed on June 30, 2024.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements. The pro forma adjustments related to the Acquisition are based on preliminary estimates, accounting judgments and currently available information and assumptions that management believes are reasonable and are subject to change. Accordingly, these pro forma adjustments are preliminary and have been made solely for the purpose of providing these pro forma condensed combined financial statements. Differences between these preliminary estimates and the final fair value of assets acquired may occur and these differences could be material. The differences, if any, could have a material impact on the accompanying pro forma condensed combined financial statements and the Partnership’s future results of operations. The unaudited pro forma condensed combined financial statements should be read together with the Partnership’s historical consolidated financial statements, which are included in the Partnership’s latest annual report on Form 10-K, the Partnership’s latest quarterly report on 10-Q and the Combined Statement of Revenues and Direct Operating Expenses of the Contributors presented in exhibit 99.1 to this Form 8-K/A.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, in accordance with Article 11 of Regulation S-X. The pro forma financial information is not necessarily indicative of the results of operations that would have been realized had the Acquisition actually been completed on the dates indicated, nor are they indicative of the Partnership’s future financial position or operating results.

Dorchester Minerals, L.P.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2024

(In thousands)

	Partnership Historical	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$35,161	$6,682	(a)	$41,843
Trade and other receivables	16,325	2,301	(a)	18,626
Net profits interest receivable - related party	5,911	-		5,911
Total current assets	57,397	8,983		66,380

Oil and natural gas properties (full cost method)	519,010	193,659	(a)	712,669
Accumulated full cost depletion	(401,479)	-		(401,479)
Total	117,531	193,659		311,190

Leasehold improvements	989	-		989

Accumulated amortization	(560)	-		(560)
Total	429			429

Operating lease right-of-use asset	674	-		674

Total assets	$176,031	$202,642		$378,673

LIABILITIES AND PARTNERSHIP CAPITAL
Current liabilities:
Accounts payable and other current liabilities	$4,310	$-		$4,310
Operating lease liability	268	-		268
Total current liabilities	4,578			4,578

Operating lease liability	907	-		907
Total liabilities	5,485			5,485

Commitments and contingencies

Partnership capital:
General Partner	(1,065)	-		(1,065)
Unitholders	171,611	202,642	(a)	374,253
Total partnership capital	170,546	202,642		373,188

Total liabilities and partnership capital	$176,031	$202,642		$378,673

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Dorchester Minerals, L.P.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2024

(In thousands, except per unit amounts)

	Partnership Historical	Contributors Historical	Pro Forma Adjustments		Pro Forma Combined
Operating revenues:
Royalties	$56,513	$13,914	$-		$70,427
Net profits interest	10,842	-	-		10,842
Lease bonus and other	984	-	-		984
Total operating revenues	68,339	13,914	-		82,253

Costs and expenses:
Operating, including production taxes	6,138	1,379	-		7,517
Depreciation, depletion and amortization	14,586	-	16,290	(b)	30,876
General and administrative	5,820	-	-		5,820
Total costs and expenses	26,544	1,379	16,290		44,213

Net income	$41,795	$12,535	$(16,290)		$38,040

Allocation of net income:
General Partner	$1,431		$(150	) (c)	$1,281
Unitholders	$40,364		$(3,605	) (c)	$36,759
Net income per common unit (basic and diluted)	$1.01				$0.79
Weighted average basic and diluted common units outstanding	39,847		6,721	(a)	46,568

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Dorchester Minerals, L.P.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2023

(In thousands, except per unit amounts)

	Partnership Historical	Contributors Historical	Pro Forma Adjustments		Pro Forma Combined
Operating revenues:
Royalties	$114,531	$26,393	$-		$140,924
Net profits interest	34,338	-	-		34,338
Lease bonus	12,668	-	-		12,668
Other	2,262	-	-		2,262
Total operating revenues	163,799	26,393	-		190,192

Costs and expenses:
Production taxes	5,776	1,286	-		7,062
Operating expenses	6,435	1,273	-		7,708
Depreciation, depletion and amortization	26,307	-	35,421	(b)	61,728
General and administrative	11,164	-	-		11,164
Total costs and expenses	49,682	2,559	35,421		87,662

Net income	$114,117	$23,834	$(35,421)		$102,530

Allocation of net income:
General Partner	$3,728		$(463	) (c)	$3,265
Unitholders	$110,389		$(11,124	) (c)	$99,265
Net income per common unit (basic and diluted)	$2.85				$2.18
Weighted average basic and diluted common units outstanding	38,783		6,721	(a)	45,504

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Dorchester Minerals, L.P.
Notes to the Unaudited Pro Forma Condensed Combined Financial Statements
(In thousands)

1. Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of SEC Regulation S-X, and present the pro forma financial position and results of operations of the Partnership after giving effect to the Acquisition.

The pro forma condensed combined balance sheet as of June 30, 2024 assumes that the Acquisition occurred on June 30, 2024. The pro forma condensed combined statement of operations for the six months ended June 30, 2024 and the year ended December 31, 2023 give pro forma effect to the Acquisition as if the Acquisition had occurred on January 1, 2023, the beginning of the earliest period presented.

The pro forma condensed combined financial statements are not necessarily indicative of what the actual results of operations and financial position would have been had the transaction taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Partnership following the transaction.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma Condensed Combined Statement of Operations are based on the weighted average number of the Common Units outstanding, assuming the Acquisition occurred at the beginning of the earliest period presented.

The pro forma adjustments related to the purchase price allocation of the Acquisition are preliminary and are subject to revisions as additional information becomes available. Revisions to the preliminary purchase price allocation of the assets acquired may have a significant impact on the pro forma amounts. The pro forma adjustments related to the Acquisition reflect the fair values of the assets acquired as of the Closing Date. The pro forma adjustments do not necessarily reflect the fair values that would have been recorded if the acquisition had occurred on June 30, 2024.

2. Consideration and Cost of Acquisition Allocation

The Partnership has performed a preliminary valuation analysis of the fair value of the oil and natural gas properties acquired. Using the total consideration for the Acquisition, the Partnership has estimated the allocation of the cost of the Acquisition to such assets. The Partnership is accounting for the Acquisition as an asset acquisition, and thus, all transaction costs associated with the Acquisition were capitalized in accordance with U.S. GAAP. The following table summarizes the allocation of the preliminary cost of the Acquisition as of the Closing Date:

(Dollars in thousands)	Estimated Consideration

Fair value of Common Units issued	$202,642
Purchase price adjustments	(10,005)
Transaction costs	1,022

Total purchase price	$193,659

(Dollars in thousands)	Cost of Acquisition Allocation

Oil and natural gas properties	$193,659

Dorchester Minerals, L.P.
Notes to the Unaudited Pro Forma Condensed Combined Financial Statements
(In thousands)

3. Pro Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial statements:

(a)

Represents the consideration transferred and the preliminary allocation of the cost of the Acquisition. The cost of the Acquisition consisted of the 6,721,144 Common Units issued to the Contributors valued at $202.6 million; less estimated net final settlement cash receipts of $10.0 million, including Contributed Cash of $7.7 million; plus estimated transaction costs of $1.0 million.

(b)

Represents the increase in depletion expense computed on a unit of production basis following the preliminary allocation of the cost of the Acquisition to oil and natural gas properties, as if the Acquisition was consummated on January 1, 2023.

(c)	Reflects the impact on the allocation of net income attributable to the General Partner and Common Unitholders as a result of the Condensed Combined Statement of Operations of the Acquisition.

4. Supplemental Pro Forma Combined Oil and Natural Gas Reserves Information

The following unaudited supplemental pro forma oil and natural gas reserve tables present how the combined oil and natural gas reserves and standardized measure information of the Partnership and the Acquisition may have appeared had the Acquisition occurred on January 1, 2023. The supplemental pro forma combined oil and natural gas reserves and standardized measure information are for illustrative purposes only. Numerous uncertainties are inherent in estimating quantities and values of proved reserves including future rates of production, exploration and development expenditures, commodity prices, and service costs which may affect the reserve volumes attributable to the Properties and the standardized measure of discounted future net cash flows.

The following tables provide a summary of the changes in estimated proved, developed reserves for the year ended December 31, 2023, as well as pro forma proved, developed reserves as of the beginning and end of the year, giving effect to the acquisitions as if it had occurred on January 1, 2023. The pro forma standardized measure does not include future income taxes attributable to the Acquisition as both entities are considered pass-through entities for tax purposes.

Dorchester Minerals, L.P.
Notes to the Unaudited Pro Forma Condensed Combined Financial Statements
(In thousands)

Estimated Pro Forma Combined Quantities of Proved, Developed Reserves

	Partnership Historical
	Oil (mbbls)	Natural Gas (mmcf)
Estimated quantity at December 31, 2022	8,920	39,153
Revisions in previous estimates	1,283	839
Purchase of reserves in place	374	743
Production	(2,259)	(7,384)
Estimated quantity at December 31, 2023	8,318	33,351

	Contributors Historical
	Oil (mbbls)	Natural Gas (mmcf)
Estimated quantity at December 31, 2022	2,216	4,916
Revisions in previous estimates	1,258	2,208
Production	(421)	(716)
Estimated quantity at December 31, 2023	3,053	6,408

	Pro Forma Combined
	Oil (mbbls)	Natural Gas (mmcf)
Estimated quantity at December 31, 2022	11,136	44,069
Revisions in previous estimates	2,541	3,047
Purchase of reserves in place	374	743
Production	(2,680)	(8,100)
Estimated quantity at December 31, 2023	11,371	39,759

Dorchester Minerals, L.P.
Notes to the Unaudited Pro Forma Condensed Combined Financial Statements
(In thousands)

Pro Forma Combined Standardized Measure of Discounted Future Net Cash Flows of Proved, Developed Reserves

(In thousands)

	As of December 31, 2023
	Partnership Historical	Contributors Historical	Combined Pro forma
Future estimated gross revenues	$559,865	$168,022	$727,887
Future estimated production costs	(35,026)	(14,255)	(49,281)
Future estimated net revenues	524,839	153,767	678,606
10% annual discount for estimated timing of cash flows	(252,761)	(74,236)	(326,997)
Standardized measure of discounted future estimated net cash flows	$272,078	$79,531	$351,609

Pro Forma Combined Changes in the Standardized Measure of Discounted Future Net Cash Flows of Proved, Developed Reserves

(In thousands)

	Year Ended December 31, 2023
	Partnership Historical	Contributors Historical	Combined Pro forma
Standardized measure, beginning of year	$419,153	$85,735	$504,888
Sales of oil and natural gas produced, net of production costs	(137,015)	(23,834)	(160,849)
Net change in prices and production costs	(122,884)	(28,981)	(151,865)
Net change due to purchases of minerals in place	9,813	-	9,813
Revisions of previous quantity estimates	54,220	36,028	90,248
Accretion of discount	41,915	8,573	50,488
Change in production rate and other	6,876	2,010	8,886
Standardized measure, end of year	$272,078	$79,531	$351,609